Exhibit 99.1

For more information, contact:
Investors and Worldwide Media	Media
Ria Marie Carlson +1 (714) 382-4400	Marie Meoli (714) 382-2190
ria.carlson@ingrammicro.com	marie.meoli@ingrammicro.com
Investors
Kay Leyba (714) 382-4175
kay.leyba@ingrammicro.com

INGRAM MICRO APPOINTS EUROPEAN EXECUTIVE
TO LEAD LATIN AMERICAN REGION

Alain Maquet, currently managing five European countries, is promoted to Latin
American president

          SANTA ANA, Calif., January 14, 2005 – Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today promoted Alain Maquet to senior vice president and president, Ingram Micro Latin America, effective March 1, 2005.

          Maquet is currently senior vice president, southern and western Europe, with overall responsibility for Ingram Micro’s operations in France, Belgium, Italy, The Netherlands and Spain, as well as a sales office in Portugal. In his new role, he will replace Asger Falstrup, who retired from the company in December 2004, and will report to Kevin M. Murai, president, Ingram Micro Inc.

          “Alain has driven outstanding results from the operations under his leadership,” said Murai. “He and his team have improved the results of already-impressive performers and transformed struggling operations into stars. He has had responsibility for multiple countries for nearly 10 years, so I’m confident that his strong management expertise will benefit our operations in Latin America.”

          Maquet will become an officer of the corporation and a member of the worldwide executive team, said Kent B. Foster, chairman and chief executive officer, Ingram Micro Inc.

         “Alain is an exemplary leader with the proven ability to deliver top results during periods of environmental and organizational change,” said Foster. “He is a true expert in his field, with a deep understanding of technology and distribution. Like many of our executives, he has an entrepreneurial spirit, with experience building several companies before joining Ingram Micro more than a decade ago. He is an excellent complement to our management team.”

          Murai added: “Alain will have the support of a skilled Latin American management team, which includes David Schoenberger, currently the region’s interim president. David has demonstrated strong leadership and operational acumen in this interim role, paving the way for a smooth presidential transition. He will continue as interim president through the end of February and return to his position as the region’s chief financial officer on March 1. We sincerely thank him for his outstanding contributions to the region and our company.”

          In Latin America, Maquet will lead a region with full operations in Mexico, Brazil and Chile and an export division that serves Central and South America and the Caribbean. He joined Ingram Micro in 1993 as the managing director of France and added additional countries to his responsibilities before being promoted to his current position in 2001. His career spans 30 years, 23 of which are in the technology industry, and he co-founded an IT distribution company before his employment at Ingram Micro. He and his family will be relocating from the north of France to a home near Ingram Micro’s Latin American headquarters in Miami.

           “Latin American results have steadily improved in 2004 and I plan to build on some of the recent achievements,” Maquet said. “I already know many members of the regional management team and I have tremendous respect for their abilities. I look forward to working with them to deliver further success for the Latin American region.”

About Ingram Micro Inc.

          As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution. The company serves 100 countries and is the only global IT distributor with operations in Asia. Visit www.ingrammicro.com.

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